UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2008

VWR Funding, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	333-124100	56-2445503
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1310 Goshen Parkway P.O. Box 2656 West Chester, PA	19380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 431-1700

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.02 Results of Operations and Financial Condition
Section 7 — Regulation FD
Item 7.01 Regulation FD Disclosure
As previously announced, on Thursday, November 13, 2008, at 9:00 a.m. (Eastern Time), members of the senior management of VWR Funding, Inc. (the “Company”) will hold a teleconference to discuss the Company’s financial results for the quarter ended September 30, 2008. A copy of the press release issued by the Company on November 6, 2008, which provides information regarding the teleconference, was attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K furnished with the Securities and Exchange Commission on November 6, 2008.
Management’s presentation will contain a discussion of certain financial measures which are not in conformity with generally accepted accounting principles in the United States of America (“GAAP”), as described below.
EBITDA
Management’s presentation will contain a discussion of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the three months ended September 30, 2008 and 2007. EBITDA is a non-GAAP financial measure. Accordingly, the table presented below reconciles this non-GAAP measure to net income (loss) for the three and nine months ended September 30, 2008 and 2007. Net income (loss) is the most comparable GAAP measure of our operating results presented in the Company’s condensed consolidated financial statements.
EBITDA should not be considered as an alternative to net income (loss) or any other GAAP measure of performance or liquidity. Our calculation of EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments. EBITDA is a key financial metric used by the Company’s investors and management to evaluate and measure the Company’s operating performance.
The presentation in the table under “Predecessor” includes the results of the Company prior to the consummation of the merger on June 29, 2007 (the “Merger”) pursuant to which the Company was acquired (on that date) by affiliates of Madison Dearborn Partners, LLC. The Merger has been reflected as of June 30, 2007 and the presentation in the table under “Successor” includes results of the Company after giving effect to the consummation of the Merger. As a result of the Merger, including changes in our capital structure and the effects of purchase accounting, the Predecessor and Successor financial statements are not comparable.

Reconciliation of Reported Net Income (Loss) to EBITDA
(US dollars in millions)

	Successor
	Three Months Ended September 30,
	2008	2007
Net income	$56.4	$0.2
Income tax provision (benefit)	40.7	(50.0)
Interest expense, net	64.8	60.4
Depreciation and amortization	29.3	26.1

EBITDA	$191.2	$36.7

	Successor	Nine Months Ended September 30, 2007
	Nine Months	Successor	Predecessor
	Ended	June 30 -	January 1 -
	September 30, 2008	September 30, 2007	June 29, 2007

Net loss	$(10.1)	$(2.7)	$(25.6)
Income tax benefit	(4.4)	(51.9)	(8.3)
Interest expense, net	191.1	65.0	98.5
Depreciation and amortization	86.2	26.3	19.4

EBITDA	$262.8	$36.7	$84.0

Combined 2007 Period EBITDA		$120.7

As noted in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, the Company recorded certain significant income or expenses for the three and nine months ended September 30, 2008 and 2007. As a result of a change in our capital structure related to the Merger, we have a significant amount of foreign-denominated debt obligations on our U.S. dollar-denominated balance sheet. As a result, the Company’s operating results and EBITDA are exposed to foreign currency translation risk with respect to this indebtedness, principally with respect to the Euro. The Company’s results for the three and nine months ended September 30, 2008, included a pre-tax net unrealized exchange gain of $97.9 million and $27.2 million, respectively. The Company’s results for the periods included in the three and nine months ended September 30, 2007, included a pre-tax net unrealized exchange loss of $42.9 million.
During the periods included in the nine months ended September 30, 2007, the Company recorded transaction expenses of $36.8 million associated with the Merger. During the periods included in the three and nine months ended September 30, 2007, the Company recorded non-cash equity compensation expense of $1.7 million and $10.7 million, respectively, and restructuring charges of $0.2 million and $0.9 million, respectively. Charges for severance and related expenses and non-cash equity compensation aggregated $1.5 million and $5.2 million during the three and nine months ended September 30, 2008, respectively.

Net Debt
Management’s presentation also will contain a discussion of net indebtedness (“Net Debt”). Net Debt is a non-GAAP financial measure. Accordingly, the table presented below reconciles this non-GAAP measure to total debt. Total debt is the most comparable GAAP measure presented in the Company’s condensed consolidated financial statements.
Net Debt should not be considered as an alternative to total debt or any other GAAP measure of indebtedness or financial condition. Our calculation of Net Debt reduces our total debt by the amount of cash and cash equivalents on hand as well as by our compensating cash balance. As noted in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, we account for our global cash pooling arrangement on a gross basis. Consequently, our total debt balance as of each period end includes aggregated bank overdraft positions for certain subsidiaries participating in our global cash pooling arrangement. Net Debt is an important financial metric used by the Company’s creditors, investors and management to evaluate and measure the Company’s financial condition.
Reconciliation of Total Debt to Net Debt
(US dollars in millions)

	September 30,	June 30,	March 31,	December 31,
	2008	2008	2008	2007

Total debt	$2,840.7	$2,934.6	$2,917.4	$2,797.4
Less:
Cash and cash equivalents	(29.9)	(26.5)	(35.0)	(45.0)
Compensating cash balance	(99.0)	(99.2)	(97.1)	(87.4)

Net Debt	$2,711.8	$2,808.9	$2,785.3	$2,665.0

During the three and nine months ended September 30, 2008, our Net Debt decreased by approximately $122.4 million and $40.8 million, respectively, related to foreign currency exchange, the majority of which is primarily attributable to unrealized foreign currency translation gains with respect to the Euro and the British Pound Sterling.

Combined Results
Management’s presentation also will contain a discussion of captions from the Company’s Condensed Consolidated Statements of Operations and the Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2007 on a basis that combines performance for the Predecessor period with the Successor Period. This combined presentation is not consistent with GAAP, but management will utilize this combined presentation to provide investors with what it believes is a meaningful basis of comparing the Company’s performance for the nine months ended September 30, 2008 to the nine months ended September 30, 2007. This combined presentation may yield results that are not strictly comparable on a period-to-period basis primarily due to the impact of purchase accounting adjustments and the impact of changes in the Company’s capital structure associated with the Merger. Accordingly, this combined presentation should not be considered as an alternative to GAAP presentations of performance or liquidity.
The presentation in the tables below reflects the applicable captions for the Successor and Predecessor periods in 2007 pursuant to GAAP, and for the full nine month periods ended September 30, 2007 on a “Combined” basis, which is a non-GAAP presentation. The “Combined” amounts represent the mathematical sum of the GAAP amounts presented for the Successor and Predecessor periods.
Condensed Consolidated Statements of Operations
(US dollars in millions)

	Nine Months Ended September 30, 2007
	Successor	Predecessor
	June 30, -	January 1 -
	September 30, 2007	June 29, 2007	Combined
Net sales	$894.5	$1,699.3	$2,593.8
Cost of goods sold	641.6	1,230.1	1,871.7

Gross profit	252.9	469.2	722.1
Selling, general and administrative expenses	199.6	371.3	570.9
Merger expenses	—	36.8	36.8

Operating income	53.3	61.1	114.4
Interest income	1.2	3.3	4.5
Interest expense	(66.2)	(101.8)	(168.0)
Other income (expense), net	(42.9)	3.5	(39.4)

Loss before income taxes	(54.6)	(33.9)	(88.5)
Income tax benefit	51.9	8.3	60.2

Net loss	$(2.7)	$(25.6)	$(28.3)

Condensed Consolidated Statements of Cash Flows
(US dollars in millions)

	Nine Months Ended September 30, 2007
	Successor	Predecessor
	June 30 -	January 1 -
	September 30, 2007	June 29, 2007	Combined
Net cash (used in) provided by operating activities	$(0.9)	$57.0	$56.1

Cash flows from investing activities:
Merger consideration, net of cash acquired of $135.8	(3,802.9)	—	(3,802.9)
Acquisitions of other businesses and transaction costs	(21.6)	(19.4)	(41.0)
Capital expenditures	(9.0)	(15.7)	(24.7)
Proceeds from sales of property and equipment	—	2.2	2.2

Net cash used in investing activities	(3,833.5)	(32.9)	(3,866.4)

Cash flows from financing activities:
Proceeds from debt	2,615.3	0.1	2,615.4
Repayment of debt	(25.7)	(21.4)	(47.1)
Issuance of common stock to parent, net o fexpenses	1,353.8	—	1,353.8
Net change in compensating cash balance	(9.9)	(7.8)	(17.7)
Debt issuance costs and other financing activities, net	(57.2)	(0.6)	(57.8)

Net cash provided by (used in )financing activities	3,876.3	(29.7)	3,846.6

Effect of exchange rate changes on cash	1.5	2.0	3.5

Net increase (decrease) in cash and cash equivalents	$43.4	$(3.6)	$39.8

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$30.5	$51.8	$82.3
Income taxes paid ,net	$14.1	$14.1	$28.2

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR Funding, Inc.
	By:	/s/ Gregory L. Cowan
Date: November 12, 2008		Name:	Gregory L. Cowan
		Title:	Vice President and Corporate Controller